Exhibit 99.3

MATERIAL SCIENCES CORPORATION

TO CLOSE COIL COATING FACILITY

ELK GROVE VILLAGE, IL, May 12, 2004—Material Sciences Corporation (NYSE:MSC), a leading provider of material-based solutions for electronic, acoustical/thermal and coated metal applications, today announced that it intends to close its Middletown, Ohio coil coating operation.

This action was taken as a result of MSC’s strategic review of operations as well as fourth quarter events, including industry-wide metal shortages, higher metal pricing and the loss of a significant customer served by the Middletown facility. These factors resulted in a non-cash pretax asset impairment charge of $9.1 million recorded in the fourth quarter of fiscal 2004. In addition, the company expects to incur approximately $1.6 million in charges in fiscal 2005 related to location closing costs including severance and other expenses. The facility is expected to close by July 2004.

Ronald L. Stewart, president and chief executive officer, said, “The decision to close our Middletown coil coating operation is a direct result of the Action Plan we began implementing in fiscal 2004. As part of this plan, we have been conducting a fundamental review of our manufacturing structure, procurement, plant performance and operating processes. We believe that all of these areas offer the opportunity for significant savings. We also have been reviewing our coil coating operations from a strategic standpoint to determine whether they are capable of earning a satisfactory return. As we have consistently stressed, all assets must be capable of providing an adequate return to shareholders or they will be sold or idled.”

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for electronic, acoustical/thermal and coated metal applications. MSC uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems, overcoming technical barriers and enhancing performance. MSC differentiates itself on the basis of its strong customer orientation, knowledge of materials combined with a deep understanding of its markets, and the offer of specific value propositions that define how it will create and share economic

News Release

May 12, 2004

value with its customers. The company’s stock is traded on the New York Stock Exchange under the symbol MSC and is included in the Standard & Poor’s SmallCap 600 Index and the Russell 2000 Index.

This news release contains forward-looking statements that are based on current expectations, forecasts and assumptions. MSC cautions the reader that the following factors could cause its actual outcomes and results to differ materially from those stated or implied in the forward-looking statements: the company’s ability to successfully implement its restructuring and cost reduction plans and achieve the benefits it expects from these plans; changes in the business environment, including the transportation, building and construction, electronics and durable goods industries; competitive factors (including changes in industry capacity); acceptance of brake damping materials, engine components and body panel laminate parts (Quiet Steel®) by customers in North America and Europe; proceeds and costs associated with the potential sale or idling of facilities or other assets; increases in the prices of raw and other material inputs used by the company; continuation of current interest rates; and other factors, risks and uncertainties detailed from time to time in the company’s filings with the Securities and Exchange Commission. MSC undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Information about Material Sciences through the Internet is available at

www.matsci.com and www.frbinc.com.